Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Names Eric J. Cremers President & Chief Operating Officer and is Elected to its Board of Directors
SPOKANE, Wash.-February 27, 2013- Potlatch Corporation (NASDQ:PCH) today announced that Eric J. Cremers, 49, has been named president and chief operating officer, and elected to its board of directors, effective March 1. Cremers will be responsible for leading the company's business operations, including timberland management, wood manufacturing and sales, real estate, and human resources. He will continue to serve as chief financial officer and lead investor relations activities while a search for a successor is conducted.
“Since joining Potlatch, Eric has been the driving force behind restructuring the company. His strong background in business strategy and finance, coupled with his understanding of all three of our businesses uniquely qualify him to add value to our board and lead the day-to-day operations of the company,” said Mike Covey, chairman and chief executive officer.
Cremers joined Potlatch in 2007 as vice president and chief financial officer and was promoted in 2012 to executive vice president and chief financial officer. Prior to joining Potlatch, Cremers worked for Albertsons, where he served as senior vice president, corporate strategy and business development. He also worked in investment banking for Piper Jaffray and for The Pillsbury Company.
Cremers earned a Bachelor of Science degree in mechanical engineering from the University of Kentucky and a Master's degree in Business Administration from the Harvard Business School.

ABOUT POTLATCH
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.43 million acres of timberland in Arkansas, Idaho, and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. For more information about the company, visit our website at www.potlatchcorp.com.
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